Exhibit 10.1

                                                             Execution Copy
                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is entered into as of July 9, 2008, by and between FIRST ALLIED SECURITIES, INC., a New York corporation, or one of its affiliates (the "Buyer"), FIRST MONTAUK SECURITIES CORP. a New York corporation (the "Seller") and FIRST MONTAUK FINANCIAL CORP. a New Jersey corporation (the "Parent").

                                    RECITALS

         A. Buyer desires to acquire from Seller, and Seller desires to transfer to Buyer, certain assets of the Seller, including (i) the right to service certain of Seller's customer accounts, and (ii) Seller's rights in, under and to Seller's agreements with its independent contractor registered representatives, all on the terms and subject to the conditions set forth in this Agreement.

         B. The purchase described herein may be conducted by Buyer or one of its Affiliates (as defined below).

         C. The parties hereto desire to confirm their agreement and understanding with respect to the transactions contemplated hereby.

                                    AGREEMENT

         In consideration of the mutual agreements, representations, warranties and covenants set forth below, Buyer and Seller agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) "Accounts" means all of Seller's customer accounts of the Accepted Seller Representatives.

(b) "Account Agreements" mean all of the contracts between the Seller and each of the account holders setting forth the terms and conditions relating to the Accounts.

(c) "Affiliate" means with respect to any Person, a Person directly or indirectly controlling or controlled by or under common control with such Person.

(d) "Closing" means the consummation of the transactions contemplated hereby.

(e) "Closing Date" means the date of the Closing.

(f) "Governmental Authorizations" means the permits, authorizations, consents or approvals of any Governmental Entity which are a condition to the lawful consummation of the transactions contemplated hereby, including, but not limited to those required under, (A) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (B) state securities or "blue sky" laws, and (C) the Financial Industry Regulatory Authority, Inc. ("FINRA").

(g) "Governmental Entity" means any court, or any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign), including regulated and self-regulated entities existing under the authority of any federal, state, municipal or other government, including without limitation, state securities regulatory bodies, securities exchanges, the U.S. Securities and Exchange Commission ("SEC"), FINRA, the New York Stock Exchange, Inc. ("NYSE"), the NASDAQ Stock Market, Inc. ("NASDAQ") and the Municipal Securities Rulemaking Board.


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(h) "Independent Contractor Representative Agreement" means (A) the Independent
  Contractor Affiliate Agreements executed between the Seller and the owner or manager of an individual office of Seller setting forth the terms and conditions under which the owner or manager operates as an independent office of the Seller; and (B) the FMSC Registered Representative Agreements executed by the Seller and an individual Seller Representative setting forth the terms and conditions under which a Seller Representative operates as an independent contractor registered representative with the Seller. The forms of these agreements have been provided to Buyer.

(i) "Knowledge" means with respect to any party, the actual knowledge of any executive officer, director, general partner or managing member of such party or any executive officer, director, general partner or managing member of an affiliate of such party, and such knowledge as any of them would reasonably be expected to have after reasonable inquiry.

(j) "Lien" means any mortgage, pledge, lien, security interest, option, covenant, condition, restriction, encumbrance, charge or other third-party claim of any kind.

(k) "Loss" means any claim, loss, obligation, liability, settlement payment, award, judgment, fine, penalty, damage, deficiency, diminution of value, royalty, interest and penalties, cost or expense, including reasonable attorneys' fees and reasonable expenses of investigation and defense, or other charge.

(l) "Material Adverse Effect" with respect to a Person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, or results of operations, of such Person.

(m) "Person" means an individual, corporation, partnership, association, trust, government or political subdivision or agent or instrumentality thereof, or other entity or organization.

(n) "Production" means the aggregate commission and fee income for the trailing twelve month period ended on the month end immediately prior to the date of execution of this Agreement which was generated by the Closing Date Representatives and credited to the Closing Date Representatives for the purpose of computing their commission payout as reflected on the books and records of Seller, including, without limitation, 12b-1 fees and any other fees which Seller includes in its calculation of payout, provided such amount does not have a 100% payout.

(o) "Seller Representatives" means registered representatives who are licensed with Seller on the date hereof, as listed on Schedule 1.1(o) to this Agreement, and any registered representatives who become licensed with Seller after the date hereof.

(p) "Taxes" means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (i) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, for which Buyer could become liable as transferee, or servicer of, or in connection with, the Accounts or which could become a charge against or lien on any of the Accounts, which taxes shall include, without limiting the generality of the foregoing, all sales and use taxes, ad valorem taxes, excise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, real property gains taxes, transfer taxes, income taxes, payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, or (ii) any liability for amounts referred to in (i) as a result of any obligations to indemnify another person.


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(q) "Transfer" means the transfer by Seller to Buyer of (i) Seller's right to service the Accepted Accounts, and (ii) Seller's rights in, to and under the Closing Date Representative Agreements.

                                   ARTICLE II
                              TRANSFER AND PURCHASE

2.1 Transfer of Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Liens, all right, title and interest of Seller in, to and under the following assets, as the same shall exist on the Closing Date (herein collectively called the "Purchased Assets"):

(a) All of Seller's right, title and interest in and to service the Accepted Accounts under the corresponding Account Agreements (the "Accepted Account Agreements"). "Accepted Accounts" shall mean all Accounts, which are not as of the Closing Date accompanied by customer complaints, litigation, regulatory inquiry, unsecured deficits or partially unsecured deficits or being serviced by the Penson Financial Services, Inc. All Accounts that are not Accepted Accounts are referred to herein as "Rejected Accounts" and the Account Agreements related thereto are referred to as the "Rejected Account Agreements". Buyer shall be responsible for the costs associated with the transfer of the Accepted Accounts from Seller to Buyer.

(b) All of Seller's right, title, and interest in and to all of the Independent Contractor Representative Agreements between the Seller and the Closing Date Representatives (the "Closing Date Representative Agreements"), whether or not involved in the servicing of the Accepted Accounts, including all registrations, licenses, permits, and applications therefor. "Closing Date Representative" shall mean (i) any Accepted Seller Representative who becomes licensed with (or otherwise becomes engaged by) the Buyer upon the Closing and has not voluntarily resigned or terminated their relationship with Buyer prior to the Second Payment Date (as defined below) and (ii) any Seller Representative who becomes licensed and affiliated with Buyer or any affiliate of Buyer after the date hereof and prior to the Closing Date and has not been terminated for cause or voluntarily resigned or terminated his or her relationship with Buyer prior to the Second Payment Date; provided, that Buyer did not take or fail to take any action (including reducing his or her commission payout rate) which directly caused or resulted in the resignation of such Closing Date Representative or the termination of the Closing Date Representative's relationship with Buyer. "Accepted Seller Representatives" shall mean all Seller Representatives who are not as of the Closing Date rejected by Buyer. All Seller Representatives who are not Accepted Seller Representatives are referred to herein as "Rejected Seller Representatives" and the Independent Contractor Representative Agreements related thereto are referred to as the "Rejected Advisor Agreements." Within thirty (30) days of the date of this Agreement, Buyer and Seller shall prepare and attach as
  Schedule 2.1(b) a preliminary list of Accepted Seller Representatives, which list shall show amount of Production for each Accepted Seller Representative. However, Buyer shall have up until the actual Closing to reject any Seller Representative. Buyer shall be responsible for the costs associated with the transfer of the licenses of the Closing Date Representatives from Seller to Buyer.

(c) All mailing lists, customer lists, subscriber lists, e-mail addresses relating to the Accepted Accounts and the Closing Date Representatives;

(d) All commission and related receivables of Seller relating to any Closing Date Representative where the Closing Date Representative has not been paid his or her related commission;

(e) All books and records ledgers, files, documents, correspondence, lists, reports, all agreements between Seller and any Person relating to the Accepted Accounts and the Closing Date Representatives, the Closing Date Representative Agreements, and other electronic or printed materials relating solely to the Purchased Assets (including all data and other information stored on discs, tapes or other media) of Seller (the "Transferred Records"); and


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(f) All loans (but excluding "forgivable loans") as of the Closing Date from
  Seller to the Closing Date Representatives. Within thirty (30) days of the date of this Agreement, Buyer and Seller shall attach as Schedule 2.1(f) a preliminary list of such loans, which shall be updated as of the Closing Date.

2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the "Excluded Assets"):

(a) All cash (including any cash held at any clearing firm), bank deposits, cash equivalents and securities of Seller;

(b) All commission and related receivables of Seller relating to Rejected Seller Representatives and any Closing Date Representative where such Closing Date Representative has been paid his or her related commission;

(c) All corporate minute books and stock transfer books and the corporate seal of Seller;

(d) All contracts of Seller other than the Purchased Contracts;

(e) All of Seller's employee benefit agreements, plans or similar arrangements maintained by Seller;

(f) The trade mark, trade name or right to use the trade mark or trade name "Montauk Financial Group", and all registered trademarks listed on Schedule 2.2(f);

(g) All licenses and registrations of Seller issued by the SEC, FINRA and other Governmental Entities; and

(h) All other assets of Seller that are not "Purchased Assets" as provided in
  Section 2.1.

2.3 Purchased Contracts. On the Closing Date, Buyer shall deliver to Seller an assumption agreement, in the form attached hereto as Exhibit A (the "Assumption Agreement") pursuant to which Buyer shall assume and agree to perform only the obligations under the Accepted Account Agreements and the Closing Date Representative Agreements, (collectively, the "Purchased Contracts") due to be performed after the Closing Date, and Buyer shall not be obligated to perform, satisfy, pay or otherwise discharge any liabilities or obligations under the Purchased Contracts (A) to the extent such liabilities and obligations, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or (B) to the extent such liabilities and obligations arise out of any such breach or default.

2.4 Excluded Liabilities. Buyer shall not assume and shall not be liable for, and Seller and its Affiliates and their respective direct or indirect subsidiaries shall retain and remain solely liable for and obligated to discharge, all of their debts, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever, whether known or unknown, accrued or not accrued, fixed or contingent, not expressly assumed by Buyer pursuant to the Assumption Agreement (all such liabilities and obligations not being assumed being herein called the "Excluded Liabilities"), including without limitation, the following:

(a) Any liability for breaches of any and every applicable contract or any other instrument, or purchase order or any liability for payments or amounts due under any contract, agreement, lease, license, commitment or any other instrument, contract, document or purchase order;


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

(b) Any liability or obligation for Taxes attributable for any period, or attributable to or imposed upon the Accounts for any period (or portion thereof) through the Closing, including, without limitation, any Taxes attributable to or arising from the transactions contemplated by this Agreement;

(c) Any liability or obligation for or in respect of any loan, other indebtedness for money borrowed, or account payable including any such liabilities owed to Affiliates of Seller;

(d) Any liability or obligation arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent relating to any action or omission by or on behalf of Seller or any and all of its Affiliates and their respective direct or indirect subsidiaries, including, without limitation, any liability for violations of federal or state securities or other laws; provided that with respect to any Closing Date Representatives, or Accepted Account Agreement, Seller shall only have responsibility for any liability or obligation arising from or relating to any actions or failure to act on or prior to the Closing Date;

(e) Any liability or obligations relating to a Rejected Account or Rejected Seller Representative Agreement;

(f) Any liability or obligation arising out of any "employee benefit plan," as such term is defined by the Employee Retirement Income Security Act of 1974 ("ERISA") or other employee benefit plans;

(g) Any liability or obligation for making payments of any kind (including as a result of the Transfer or as a result of the termination of employment of employees, or other claims arising out of the terms and conditions of employment, or for vacation or severance pay or otherwise) to employees of Seller, its Affiliates and their respective direct and indirect subsidiaries, or in respect of payroll taxes for employees of Seller, its Affiliates and their respective direct and indirect subsidiaries;

(h) Any liability or obligation for making payments of any kind with respect to the Accounts, whether to customers or other third parties, where such liability or obligation was incurred or arose prior to the Closing Date;

(i) Any liabilities or obligations in respect of any Excluded Assets; and

(j) Any liability or obligation of Seller incurred in connection with the making or performance of this Agreement and the transactions contemplated hereby including, but not limited to, any liability or obligation related to the failure to secure any necessary Governmental Authorizations.

2.5      Purchase Price.

(a) The aggregate purchase price for the Purchased Assets (the "Purchase Price") shall be an amount equal to thirty percent (30%) of the Production, subject to adjustment as provided in Section 6.5(b). The amount of Production shown for the Accepted Seller Representatives on
         Schedule 2.1(b) is referred to herein as the "Estimated Production Amount." Within thirty (30) days after the Closing Date, Seller and Buyer shall adjust the Estimated Production Amount to account for any Accepted Seller Representatives who do not become Closing Date


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         Representatives, and shall adjust the amount further on the Second
         Payment Date to account for the Accepted Seller Representatives who became licensed or otherwise engaged with the Buyer on the Closing Date but subsequently were terminated for cause or voluntarily resigned or terminated his or her relationship with Buyer prior to the Second Payment Date; provided, that Buyer did not take or fail to take any action (including reducing his or her commission payout rate) which directly caused or resulted in the resignation of such Closing Date Representative or the termination of the Closing Date Representative's relationship with Buyer.

(b) The Purchase Price shall be payable by Buyer to Seller (or its designee), as follows:

(1) Within two (2) business days after the execution of this Agreement, the Buyer shall pay to Seller, by wire transfer of immediate funds to an account designated by Seller, a deposit of Two Hundred Fifty Thousand Dollars ($250,000) (the "Prepayment Amount"), which shall be applied toward the Purchase Price on the Closing Date. Seller shall refund to Buyer the Prepayment Amount if this Agreement is terminated for any reason other than due to Buyer's breach of this Agreement.

(2) On the Closing Date, Buyer shall deliver to Parent, for which Seller shall accept as partial payment of the Purchase Price payment, an amount equal to the outstanding balance, including principal and accrued interest through the Closing Date, due under that certain Secured Convertible Promissory Note, dated December 7, 2007 made by Parent in favor of Buyer's Affiliate, AEFC FMFK Investment Corp. (the "Convertible Note") by cancelling and delivering the Convertible Note marked "cancelled" to Seller and Parent.

(3) On the thirtieth (30th) day following the Closing Date, an amount equal to the lesser of Two Million Dollars ($2,000,000) or the balance of the Purchase Price, by wire transfer of immediately available funds to an account designated by Seller; and

(4) The balance of the Purchase Price, if any, by wire transfer of immediately available funds to an account designated by Seller, on the 90th day after the Closing Date but in no event earlier than January 15, 2009 (the "Second Payment Date").

(c) Notwithstanding the foregoing, if (i) any Seller Representative becomes licensed and affiliated with Buyer or any affiliate of Buyer after the date hereof, and (ii) the Closing does not occur and such Seller Representative does not return to the Seller within thirty (30) days of the date of the termination of this Agreement, then Buyer shall pay to Seller an amount equal to 30% of the Production attributable to each such Seller Representative as reflected on Schedule 2.1(b) as follows:

(1) Such amount shall be first credited toward reducing the principal amount of the Convertible Note and any interest thereon due and payable to Buyer by Parent; and

(2) If the Convertible Note is paid in full, then such excess amount shall be paid in cash by Buyer to Parent within five (5) business days of the termination of this Agreement.


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2.6 Performance Bonus Pro-ration. Within three (3) days prior to the Closing
Date, the Buyer and Seller shall meet and mutually determine the amount of potential performance based compensation each Accepted Seller Representative has the right to be paid after the Closing Date under the Closing Date Representative Agreements, if any, assuming such person achieves such performance target after the Closing Date. The aggregate amount of such performance bonuses actually earned by Closing Date Representatives and paid by Buyer after the Closing Date is referred to herein as the "Performance Based Compensation Amount." The Seller shall reimburse to Buyer an amount equal to the Performance Based Compensation Amount multiplied by a fraction where (i) the numerator is the number of days in the performance period that occurred on or prior to the Closing Date and (ii) the denominator is the total number of days in the performance period. The Buyer shall have the right to reduce the payment due on the Second Payment Date for any amount owed but not reimbursed by Seller under this Section 2.6.

2.7 No Successor. Seller acknowledges and represents that (i) Buyer is not assuming any leases, commitments, obligations, or liabilities of any nature of Seller other than the Purchased Contracts, (ii) Buyer will not employ any employees of Seller (except as expressly provided herein), nor have any corporate management, officers or directors or shareholders in common with Seller, (iii) Seller is not receiving any equity in the Buyer nor any rights of ownership or rights to participate in the profits of the Buyer, and (iv) nothing contained herein or occurring as a result of the transactions contemplated hereby shall deem Buyer a successor in interest to Seller.

                                  ARTICLE III
                                    CLOSING

3.1 Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place on such date, as soon as practicable after all conditions precedent in Articles VII and VIII have been satisfied or waived, as the parties may agree, at such place as shall be agreed upon by Buyer and Seller.

3.2 Buyer Closing Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article 7, at Closing, Buyer shall deliver to Seller all the following:

(a) The Convertible Note, together with a certificate showing the aggregate amount due there under;

(b) A certificate of good standing for Buyer issued as of a recent date by the Secretary of State of the State of placeStateDelaware;

(c) A certificate of the Secretary of Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) the Articles of Incorporation of Buyer; (ii) the by-laws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the contemplated transactions; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any ancillary agreements;

(d) The Assumption Agreement duly executed by Buyer; and

(e) The certificate contemplated by Section 8.1, duly executed by an executive officer of Buyer.

3.3      Seller's Deliveries Upon Closing

(a) A certificate of good standing of Seller issued as of a recent date by the Secretary of State of the State of placeStateNew York;


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(b) A certificate of the Secretary of Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) the Articles of Incorporation of Seller; (ii) the By-laws of Seller; (iii) the resolutions of the Board of Directors of Seller and its shareholder authorizing the execution and performance of this Agreement and the contemplated transactions; and (iv) incumbency and signatures of the officers of Seller executing this Agreement and any ancillary agreements;

(c) A certificate of good standing of Parent issued as of a recent date by the Secretary of State of the State of placeStateNew Jersey;

(d) A certificate of the Secretary of Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) the Articles of Incorporation of Parent, (ii) the By-laws of Parent; (iii) the resolutions of the Board of Directors of Parent and its shareholders authorizing the execution and performance of this Agreement and the contemplated transactions; and (iv) incumbency and signatures of the officers of Parent executing this Agreement and any ancillary agreements;

(e) An Instrument of Assignment, in the form attached hereto as Exhibit B, duly executed by Seller;

(f) The Governmental Authorizations and Required Consents (as defined in Section
  4.6 hereof);

(g) The certificate contemplated by Section 7.1(c), duly executed by the authorized officer of Seller;

(h) Buyer shall have received a legal opinion from Becker & Poliakoff, LLP ("Becker Poliakoff"), legal counsel to Seller, dated the Closing Date, in a form satisfactory to Buyer and its legal counsel; and

(i) Such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

                  In addition to the above deliveries, Seller shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets or to effect the Transfer.

3.4      Post Closing Date Transactions.

(a) All income and expenses attributable to the servicing of the Accepted Accounts and the activities of Closing Date Representatives accruing on or after the Closing Date shall accrue to the accounts of the Buyer.

(b) If payments are received by the Buyer that are attributable to the servicing of the Accepted Accounts and/or the activities of Closing Date Representatives occurring prior to the Closing Date, and any Closing Date Representative has been paid with respect to such income, Buyer shall promptly forward such amounts to Seller.


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

(c) If payments are received by the Seller that are attributable to the servicing of the Accepted Accounts and/or the activities of Closing Date Representatives occurring prior to the Closing Date, and any Closing Date Representative has not been paid with respect to such income, Seller shall promptly forward such amounts to Buyer, and Buyer shall be responsible for making appropriate payment to the Closing Date Representative.

(d) If payments are received by the Seller from any source related to the servicing of the Accepted Accounts (such as insurance premiums, commissions, 12(b)-1 trailers and the like) or the activities of Closing Date Representatives for transactions with a trade date on or after the Closing Date (except with respect to 12(b)-1 trail payments, for which the date of payment shall apply, rather than the trade), Seller shall promptly forward such amounts to Buyer.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         Each representation and warranty set forth below is qualified by any exception or disclosures set forth in the Seller Disclosure Schedule attached hereto, which exceptions specifically reference the Section(s) to be qualified. In all other respects, each representation and warranty set out in this Article IV is not qualified in any way whatsoever, will not merge on Closing or by reason of the execution and delivery of any agreement, document or instrument at the Closing, will remain in force on and after the Closing Date for such time as the indemnity for the breach thereof shall survive as set forth in Sections 9.1. Seller and Parent represent and warrant to Buyer as follows:

4.1 Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of placeStateNew York. Parent is a corporation duly organized, validly existing and in good standing under the laws of placeStateNew Jersey. Each of Parent and Seller has the requisite corporate power and authority and all necessary permits, authorizations, consents, and approvals of all Governmental Entities to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect. Each of Parent and Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect.

4.2 Authority. The execution and delivery of this Agreement (and all other agreements and instruments contemplated under this Agreement) by each of Parent and Seller, the performance by each of Parent and Seller of its obligations hereunder and thereunder, and the consummation by each of Parent and Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the board of directors of each of Parent and Seller, and will, by the Closing Date, be approved by the stockholders of Parent, and no other act or proceeding on the part of or on behalf of Parent or Seller or its respective shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by each of Parent and Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of each of Parent and Seller have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Parent and/or Seller pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Parent or Seller pursuant to the provisions hereof and thereof.


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

4.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by each of Parent and Seller and constitutes, and the other agreements and instruments to be executed and delivered by Parent and/or Seller pursuant hereto, upon their execution and delivery by Parent and/or Seller, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Buyer) legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors' rights generally or provisions limiting competition, and by equitable principles.

4.4 Consents and Approvals of Governmental Entities. Other than the Governmental Authorizations as set forth in Schedule 4.4, there is no requirement applicable to the Seller or Parent to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Seller or Parent of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Seller and/or Parent pursuant hereto or the consummation by Seller and Parent of the transactions contemplated herein or therein. Seller and Buyer acknowledge and agree that prior to the Closing, FINRA will be notified of the Transfer and as a condition precedent to the Closing, FINRA shall have approved the Transfer.

4.5 No Violation. Neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Parent or Seller or their Affiliates, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Seller or Parent is a party or by which Seller or Parent or any of the Accounts may be bound, (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity or Regulator applicable to Parent or Seller or by which any properties or assets of Seller or Parent may be bound, or (d) result in any cancellation of, or obligation to repay, any grant, loan or other financial assistance received by Seller or Parent from any Governmental Entity. No "bulk sales" legislation applies to the transactions contemplated by this Agreement.

4.6 Consents. Schedule 4.6 sets forth each agreement, contract or other instrument binding upon Seller or Parent requiring a consent as a result of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including consents necessary to transfer the Accepted Accounts and the Closing Date Representative Agreements to the Buyer) (each a "Required Consent").

4.7 Filings; No Undisclosed Liabilities. Seller has filed all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2007 (as supplemented and amended) (collectively, the "Seller's Reports"), with each Governmental Entity, including without limitation the SEC, FINRA and the NYSE, each of which filings complied when filed in all material respects with applicable requirements. All of the information contained in the Seller's Reports was prepared from the books and records of the Seller regularly maintained by management. None of the Seller's Reports contained at the time filed any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, with respect to any of the Accounts or the Independent Contractor Representative Agreements.

4.8 Absence of Certain Changes. Seller has operated the Accounts in the ordinary course consistent with past practice and Seller has complied in all material respects with laws and regulations applicable to the Accounts, has not commenced a lawsuit or other proceeding related to or involving the Accounts, and has not assigned, sold or otherwise conveyed to any third party, any of the Accounts prior to the Closing Date.

4.9 Accounts and Independent Contractor Registered Representative Agreements Generally.

(a) Other than the Required Consents and the Governmental Approvals, no licenses or other consents from, or payments to, any other Person are or will be necessary for Buyer to service the Accounts or the Independent Contractor Representative Agreements in the manner in which Seller has serviced the same.

(b) Seller has the complete and unrestricted power and the unqualified right to sell, assign and deliver the right to service the Accounts and Seller's rights under the Independent Contractor Representative Agreements to Buyer. Upon consummation of the transactions contemplated by this Agreement, Buyer will have acquired the right to service the Accepted Accounts and Seller's rights under the Closing Date Representative Agreements free and clear of any Liens and to Seller's Knowledge, there will exist no restriction on the use or transfer of the right to service the Accepted Accounts and Seller's rights under the Closing Date Representative Agreements. No Person other than Seller has any right or interest in the right to service the Accounts and in Seller's rights under the Independent Contractor Representative Agreements, including the right to grant interests in the right to service the Accounts and the Seller's rights under the Independent Contractor Representative Agreements to third parties.

(c) To Seller's Knowledge, no restrictions will exist on Buyer's right to resell the servicing of the Accepted Accounts or the rights under the Closing Date Representative Agreements, nor will any such restrictions be imposed on Buyer as a consequence of the transactions contemplated by this Agreement or by any agreement referenced in this Agreement or otherwise.

(d) Except as occurs in the normal course of business (e.g. pending ACATS), the Seller has not received a notice from any holder of an Account or Seller Representative that such customer or registered representative intends to transfer the servicing responsibility for his, her or its Account to an entity other than Buyer.

4.10 Licenses and Permits. Seller holds all consents, approvals, registrations, certifications, authorizations, permits and licenses of, and has made all filings with, or notifications to, all Governmental Entities pursuant to applicable requirements of such Governmental Entities applicable to the servicing of the Accounts and/or any Independent Contractor Representative Agreement. There is no investigation or inquiry to which Seller is a party or, to Seller's knowledge, pending or threatened, relating to the Accounts and/or any Independent Contractor Representative Agreement.

4.11 Taxes. All Taxes have been or will be paid or properly accrued for by Seller for all periods (or portions thereof) prior to and including the Closing Date. Seller and any other person required to file returns or reports of Taxes have duly and timely filed (or will file prior to the Closing Date) all returns and reports of Taxes required to be filed prior to such date, and all such returns and reports are true, correct, and complete. There are no liens for Taxes on any of the Accepted Accounts. There are no pending or threatened proceedings with respect to Taxes, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes.

4.12 Compliance with Law. The servicing of the Accounts by Seller and the exercise of Seller's rights under the Independent Contractor Registered Representative Agreements have been conducted in all material respects in accordance with all applicable laws, regulations and other requirements of Governmental Entities having jurisdiction over the same.

4.13     Litigation; Other Claims.  Except as set forth in Schedule 4.13:

(a) There are no claims, actions, suits, inquiries, proceedings, or investigations against Seller, or any of its officers, directors, shareholders or registered representatives seeking monetary or other damages, which are currently pending or, to Seller's Knowledge, threatened, at law or in equity or before or by any Governmental Entity, or which challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, nor is Seller aware of any basis for such claims, actions, suits, inquiries, proceedings, or investigations.

(b) There are no unresolved customer complaints or actions related to any of the Accounts, nor are there any customer complaints or actions that are currently pending or, to Seller's Knowledge, threatened, and Seller is not aware of any basis for such complaints or actions other than those listed in Schedule 4.13. Within thirty (30) days of the date of this Agreement, Seller shall prepare
  Schedule 4.13 which shall include a list of customer complaints with respect to Accepted Seller Representatives within the twelve (12) months prior to the Closing Date, along with the details and a brief description thereof.

(c) No Governmental Entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

4.14 Defaults. Seller is not in default under or with respect to any judgment, order, writ, injunction or decree of any court or any Governmental Entity, which could reasonably be expected to prevent or delay the Closing. There does not exist any default by Seller or, to Seller's Knowledge, by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any agreement entered into by Seller, and no notices of breach thereof have been received by Seller.

4.15 Schedules. All of the schedules attached hereto, including those describing the Accounts and the Independent Contractor Representative Agreements are complete and accurate.

4.16 Full Disclosure. Except as disclosed in this Agreement and the Schedules and Exhibits hereto, Parent and Seller are not aware of any facts pertaining to the Accounts or the Independent Contractor Representative Agreements which affect the Accounts or Independent Contractor Representative Agreements in an adverse manner or which will likely in the future affect the Accounts or Independent Contractor Representative Agreements in an adverse manner, including the existence of customer complaints, arbitration, litigation of any sort, margin calls, unsecured deficits and the like, or regulatory investigations or inquiries. Neither this Agreement nor any other agreement, exhibit, schedule or certificate being entered into or delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained in such document not misleading.

4.16 Brokers and Finders. Neither the Seller, Parent, nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finder's fee in connection with the transactions contemplated by this Agreement.

4.17 Fair Consideration; Solvency; No Fraudulent Conveyance. The sale of the Purchased Assets is made in exchange for fair and adequate consideration. Neither Parent nor Seller (i) is insolvent or in liquidation, (ii) has application or order made for its winding up or dissolution, (iii) passed or taken steps to pass a resolution for its winding up or dissolution, (iv) has become unable to pay its debts as and when they fall due, or (v) have had a receiver, receiver and manager, administrator, liquidator, provisional liquidator, official manager or administrator appointed to it or any of its assets. Neither Parent nor Seller is entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller or Parent to any of the Accounts or the Independent Contractor Representative Agreements after the Closing.

4.18 Insurance. Schedule 4.18 lists all insurance policies and fidelity bonds covering the Accepted Accounts and the Accepted Seller Representatives. Within thirty (30) days of the date of this Agreement, Seller shall furnish to Buyer
Schedule 4.18A, which is a preliminary list of all claims made under such policies within the twenty-four (24) months prior to the Closing Date. Except as set forth on Schedule 4.18A, there is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. All premiums due and payable under all such policies and bonds have been paid and Seller is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).

4.19 FINRA Member. Seller is a member of FINRA and is a broker-dealer registered as such under the Exchange Act. Seller is in material compliance with all FINRA rules and regulations applicable to Seller.

                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Each representation and warranty set forth below is qualified by any exception or disclosures set forth in the Buyer Disclosure Schedule attached hereto, which exceptions specifically reference the Section(s) to be qualified. In all other respects, each representation and warranty set out in this Article V is not qualified in any way whatsoever, will not merge on Closing or by reason of the execution and delivery of any agreement, document or instrument at the Closing, will remain in force on and after the Closing Date for such time as the indemnity for the breach thereof shall survive as set forth in Section 9.2. Buyer represents and warrants to Parent and Seller as follows:

5.1 Organization. Buyer is a corporation duly organized and validly existing and in good standing under the laws of New York, and has full corporate power and authority and the legal right to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

5.2 Authority. The execution and delivery of this Agreement (and all other agreements and instruments contemplated hereunder) by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the board of directors of Buyer, and no other act or proceeding on the part of Buyer or its shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Buyer have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Buyer pursuant to the provisions hereof and thereof.

5.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, upon their execution and delivery by Buyer, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Seller and Parent), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors' rights generally or provisions limiting competition, and by equitable principles.

5.4 Consent and Approvals. Except for FINRA approval, there is no requirement applicable to Buyer to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, the failure of making which would have a Material Adverse Effect on the transactions contemplated hereby. Buyer has obtained the preliminary consent, authorization or approval of its clearing firm to which the Accepted Accounts will be transferred on the Closing Date.

5.5 No Violation. Neither the execution, delivery and performance of this Agreement and of all the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Buyer,
(b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Buyer or by which any of its properties or assets may be bound.

                                   ARTICLE VI
                                    COVENANTS

6.1      Access to Information.

(a) Prior and subsequent to the Closing, Parent and Seller will permit Buyer to make a full and complete investigation of the Accounts and the Seller Representatives, and to receive from Seller all information of Seller relating to the Accounts, the Seller Representatives and the Independent Contractor Representative Agreements. Without limiting this right, Parent and Seller will give to Buyer and its accountants, legal counsel, and other representatives full access, during normal business hours, at a mutually agreeable location arranged in advance, to all of the books, records, files, documents, properties, and contracts of Seller relating to the Accounts, the Seller Representatives, and the Independent Contractor Representative Agreements and allow Buyer and any such representatives to make copies thereof, all of which shall be made available in an organized fashion and so as to facilitate an orderly review, subject in each case to the terms and conditions of the Confidentiality Agreement, dated as of November 2, 2007, executed by Buyer and Seller. This Section 6.1 shall not affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. Parent and Seller shall maintain and make available the information and records specified in this Section 6.1(a) in the ordinary course of Parent's and Seller's business and document retention policies in accordance with applicable laws, rules and regulations, as if the transactions contemplated by this Agreement had not occurred.

(b) At all times following the Closing, each party shall provide the other party (at such other party's expense) with such reasonable assistance, including the provision of available relevant records or other information and reasonable access to and cooperation of any employees, as may be reasonably requested by either of them in connection with the investigation and/or defense of a customer complaint, claim, litigation or arbitration, or with any regulatory inquiry, action or investigation, any preparation of any financial statement or tax return, any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes.

6.2 Third Party Consents. Parent, Seller and Buyer shall use commercially reasonable efforts to obtain, within the applicable time periods required, all Required Consents, waivers, permits, consents and approvals and to affect all registrations, filings and notices with or to third parties (including, without limitation, applicable clearing firms) or Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement.

6.3 Certain Notifications. At all times prior to the Closing, Parent and Buyer shall promptly notify the other party in writing of the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy any of the conditions specified in Articles VII or VIII of this Agreement.

6.4 Best Efforts. Buyer, Parent and Seller shall use their best efforts (i) to cause to be fulfilled and satisfied all of the conditions to Closing set forth in Articles VII and VIII below, and (ii) to cause to be performed all of the matters required of them under this Agreement as of the Closing.

6.5 Seller's Handling of the Accounts Prior to Closing. During the period from the date of this Agreement to the Closing Date, Seller will operate in its ordinary and usual course, consistent with past practice, and will use all reasonable best efforts to preserve intact all rights, privileges and other authority relating to the Accounts and the Independent Contractor Representative Agreements. Seller shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business affecting the Accounts. Without limiting the generality of the foregoing, and except as approved in writing by Buyer in advance, prior to the Closing, Seller:

(a) will comply in all material respects with all laws, rules and regulations applicable to the Accounts;

(b) will not increase a payout rate or make a similar financial arrangement under any Independent Contractor Representative Agreement; provided, however, that if Seller increases a payout rate or makes a similar financial arrangement (with or without the consent of the Buyer) with respect to any Closing Date Representative, the thirty percent (30%) multiplier used to determine the Purchase Price as provided in Section 2.5 as related to the Production of the impacted Closing Date Representative shall be decreased by 2% for each 1% increase in the payout rate, or portion thereof;

(c) will not assign, sell or otherwise convey to any third party, without obtaining Buyer's prior written consent, and except in direct response to a request for transfer to a third party without consideration, any of the Accounts or the Independent Contractor Representative Agreements or any rights therein prior to the Closing Date; and

(d) will not cancel or terminate any error and omission policies of insurance covering the Seller Representatives.

6.6 Mailing of Transfer Notice. As soon as practicable, Seller will send a response notice (the "Transfer Notice") to all Account customers, in a form that is satisfactory to the Buyer and its counsel, notifying each customer that the servicing of his, her or its account will be transferred to the Buyer effective as of the Closing Date. Such Transfer Notice shall comply with federal and applicable state law, and rules and regulations of each applicable Governmental Entity, including without limitation FINRA and Regulation SP.

6.7 Tax Returns. Seller shall, to the extent that failure to do so could adversely affect the Accepted Accounts following the Closing Date, (a) continue to file in a timely manner all returns and reports relating to Taxes, and such returns and reports shall be true, correct and complete and shall be subject to the review and consent of Buyer, and (b) be responsible for and pay when due any and all Taxes.

6.8 Post-Closing Access to Information. If, after the Closing Date, in order properly to service the Accepted Accounts or the Closing Date Representative Agreements or prepare documents or reports required to be filed with Governmental Authorities or Buyer's financial statements, it is necessary that Buyer obtain additional information within Seller's possession relating to Purchased Assets not part of the Transferred Records, Seller will furnish or cause its representatives to furnish such information to Buyer. Seller shall maintain and make available the information and records specified in this
Section 6.8 for a period of six (6) years after the Closing Date.

6.9 No Post-Closing Retention of Accounts or Independent Contractor Representative Agreements. Seller agrees that, after the Closing Date, it shall use its best efforts to effect the transfer of each Accepted Account of any customer or any rights under the Closing Date Representative Agreements, unless a customer requests the Seller to continue servicing such customer's Account or does not execute the applicable Transfer Notice.

6.10 Post-Closing Retention of Copies. Upon the Closing, Seller agrees that it shall not sell, assign, share, use in any manner inconsistent with the Transfer, or divulge in any manner, any information regarding the Accepted Accounts or the Closing Date Representative Agreements without Buyer's prior written consent, or except as required by regulatory inquiry, subpoena, or an order of a court of competent jurisdiction. Seller may retain and use copies of books and records relating to the Accepted Accounts and the Closing Date Representative Agreements as well as other documents required by law, rule or regulation to be kept by Seller for the sole purpose of meeting Seller's regulatory responsibilities. The Seller shall not be permitted to use books and records relating to the Accepted Accounts or Closing Date Representative Agreements for any other reason.

6.11 Public Announcements. Parent and Seller shall not make any reports, statements, releases or public disclosures concerning this Agreement (including the exhibits and schedules hereto) and the transactions contemplated herein unless Buyer agrees in advance and in writing thereto, including, but not limited to, the text and timing of such disclosure; provided, however, that (i) nothing contained herein shall prevent Parent or Seller at any time from furnishing any required information to any Governmental Entity having jurisdiction over the Seller, or (ii) a party may, without the prior consent of the other party, issue a press release or make such other public statement as required by law or FINRA if it has (a) used its reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner, and (b) faxed a copy of such release or public statement to such other party at a reasonable time prior to issuing such release or making such statement.

6.12 Post-Closing Actions. Subsequent to the Closing Date, Seller shall, from time to time, execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the sale of the Purchased Assets to, and vesting in Buyer, of Seller's right to the Purchased Assets, including the right to service the Accepted Accounts, free and clear of all Liens, in accordance with the terms of this Agreement. Seller also agrees that, if reasonably requested by Buyer, it will cooperate with Buyer, at Buyer's expense, in enforcing the terms of any agreements between Seller and any third party involving the Accepted Account Agreements and the Closing Date Representative Agreements.

6.13 Permits. Seller will reasonably assist Buyer in obtaining any licenses, permits or authorizations that are not transferable but are required for carrying on the Accepted Accounts or the Closing Date Representative Agreements.

6.14 Taxes. Seller shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Buyer from, any sales or use, transfer, real property gains, excise, stamp, or other similar Taxes arising from, imposed on or attributable to the transactions contemplated by this Agreement.

6.15     Non-Solicitation of Employees and Representatives.

(a) From the Closing Date and for a period of one (1) year thereafter (or the termination date of this Agreement if there is no Closing pursuant to Section 11.1), each of the Parent, Seller and its respective Affiliates, officers, directors employees, representatives and agents, shall not, directly or indirectly, solicit, recruit or hire any employee, registered representative, independent contractor, or investment advisor of Buyer, including after the Closing Date, any Closing Date Representative, to work or conduct business with or through, the Seller or any of its Affiliates. This provision is intended to be read and interpreted broadly in favor of protecting the valuable assets purchased by Buyer hereunder, and the Seller and its Affiliates, officers, directors, employees, representatives and agents shall be prohibited from enabling or facilitating for another, and from taking any action whatsoever that might further, permit or allow the things that they are prohibited from doing hereunder. Within thirty (30) days of the date of this Agreement, Buyer and Seller shall agree on a list of Affiliates of Parent and Seller (including officers and directors) who shall be subject to this Section 6.15(a). Parent and Seller shall use their best efforts to obtain non-solicitation agreements executed by each subject person on or before the Closing Date. Further, at the request of Buyer, Seller shall assign all of its rights under any non-solicitation or similar restrictive agreement that it has with each subject person.

(b) From the date of execution of this Agreement until the Closing Date, except as expressly contemplated by this Agreement in furtherance of the Closing, Buyer and its Affiliates, officers, directors employees, representatives and agents shall not, directly or indirectly, solicit, recruit or hire any Seller Representative to work or conduct business with or through, the Buyer or a third party. If the transactions contemplated by this Agreement occur, for a one year period after the Closing Date, Buyer and its Affiliates, officers, directors employees, representatives and agents shall not, directly or indirectly, solicit, recruit or hire any Rejected Seller Representative to work or conduct business with or through, the Buyer or a third party. If this Agreement is terminated for any reason pursuant to Section 11.1, and Seller has paid the Convertible Note in full, and the Seller Termination Fee (as defined in Section 11.1) if applicable, Buyer and its Affiliates, officers, directors employees, representatives and agents shall not, directly or indirectly, solicit, recruit or hire any Seller Representative to work or conduct business with or through, the Buyer or a third party. This provision is intended to be read and interpreted broadly in favor of protecting the valuable assets of Seller hereunder, and the Buyer and its Affiliates, officers, directors, employees, representatives and agents shall be prohibited from enabling or facilitating for another, and from taking any action whatsoever that might further, permit or allow the things that they are prohibited from doing hereunder.

6.16 Non-Solicitation of Customers. From the Closing Date and for a period of one year thereafter, each of the Parent, Seller and its respective Affiliates, officers, directors, employees, representatives and agents shall not, directly or indirectly, solicit, entice or induce any Customer to become a customer of Parent, Seller, their respective Affiliates or any other person or entity, or to cease doing business with Buyer, and each of Parent, Seller and their respective Affiliates, officers, directors, employees, representatives and agents shall not knowingly assist any person or entity in taking any such action. "Customer" means any person, corporation, partnership, trust, division, business unit, department, agency or other entity related to any of the Accepted Accounts or which shall be or shall have been a customer of Buyer or shall be or shall have been contacted by Buyer for the purpose of soliciting it to become a customer of Buyer. This provision is intended to be read and interpreted broadly in favor of protecting the valuable assets purchased by Buyer hereunder, and the Parent, Seller and their respective Affiliates, officers, directors, employees, representatives and agents shall be prohibited from enabling or facilitating for another, and from taking any action whatsoever that might further, permit or allow the things that they are prohibited from doing hereunder.

6.17 Injunctive Relief. Each of Parent and Seller agrees that any breach of the confidentiality and non-solicitation provisions of this Agreement by any of Parent, Seller or its respective Affiliates will cause irreparable damage to Buyer and that in the event of such breach Buyer shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the Parent's and Seller's obligations hereunder. Nothing herein contained shall be construed as prohibiting Buyer from pursuing any other remedy available for such breach or threatened breach.

6.18 Employee Matters. Buyer shall have no obligation to hire any employees of Seller. Buyer shall have no obligation with respect to payments of salary, compensation, wages, health or similar benefits, commissions, bonuses (deferred or otherwise), vacation pay, severance, stock or stock options or any other sums or compensation whatsoever due to any employee of Seller, Parent or any of their Affiliates for any period ending on or prior to the Closing Date. Seller and Parent will be fully responsible for all amounts owing to all of their and their Affiliates' employees. Notwithstanding the foregoing, Buyer shall consider making offers for employment to those employees of Parent and Seller who it reasonably deems necessary to service the Accepted Accounts and the Closing Date Representatives. Any such persons who accept employment with Buyer will be new hires for Buyer, and Buyer will not give any service credit for their terms of employment with Seller or Parent.

6.19 No Other Bids. In consideration of the Buyer's incurrence of certain costs and expenses in connection with the transactions contemplated hereby, until the earlier to occur of (i) the Closing, or (ii) the termination of this Agreement pursuant to its terms, Parent, Seller and their respective Affiliates shall not, and each of Parent, Seller and their respective Affiliates shall not authorize any of its or their respective officers, directors, employees or other representatives (including without limitation attorneys, accountants, clearing firms and correspondents) to directly or indirectly solicit, initiate, engage in, continue or consummate negotiations with any other Person (other than Buyer or its Affiliates) concerning the sale, transfer or other disposition of the Accounts, Independent Contractor Registered Representative Agreement rights, or any material assets of Seller, or the capital stock of, debt securities of, or any other interest in Seller. Notwithstanding the foregoing, nothing shall prohibit the Parent from (i) considering any unsolicited proposal to acquire any material assets of Seller, or the capital stock of, debt securities, of, or any other interest in Parent or Seller, if the Board of Directors of Parent concludes in good faith (after consultation with its outside legal advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, and (ii) terminating this Agreement in accordance with Section 11.1(g) if the Board of Directors of Parent (after consultation with its outside legal advisors and investment bankers) concludes that such unsolicited proposal is a superior offer to the price terms set forth herein. If negotiations or discussions are initiated in accordance with the preceding sentence, Parent agrees that it will notify Buyer immediately and will from time-to-time (or at any time at the request of Buyer) notify Buyer of the progress thereof (including all current terms and any other information that Buyer may from time-to-time request).

6.20 Confidentiality. Each of the Buyer, Parent and Seller shall keep all proprietary information concerning the other party confidential and shall disclose such information only to their respective employees and representatives (including without limitation investment bankers, attorneys, accountants, clearing firms and correspondents) who have a need to know such information in connection with the transactions contemplated hereby. None of the parties shall disclose to any Person the terms of or existence of this Agreement or the fact that the parties are conducting negotiations, except with the prior written approval of the other party. Notwithstanding the limitation set forth in this
Section 6.20, the parties may make such disclosure as required by law, rule or regulation upon recommendation of legal counsel or by order of a court of competent jurisdiction.

6.21 Parent Proxy Statement; Stockholder Approval. As promptly as reasonably practicable following the date hereof, Parent shall prepare and file with the SEC a proxy statement (the "Proxy Statement"), and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of Parent's entitled to vote on the transactions contemplated hereby. The Parent shall notify Buyer upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Buyer with copies of all correspondence between Parent and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) the Parent (i) shall provide Buyer an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Buyer. In connection with the foregoing, Parent shall call a meeting (the "Meeting") of the stockholders of Parent entitled to vote to be held as soon as practicable for purposes of voting upon the approval of the transactions contemplated by this Agreement and Parent shall use its reasonable best efforts to solicit and obtain votes of the stockholders of Parent entitled to vote in favor of the approval of this Agreement. Parent's Board shall recommend approval of this Agreement by such holders, unless Parent's Board determines in good faith after consultation with outside legal counsel that withdrawal of its recommendation is required in order for its directors to comply with their fiduciary duties under applicable law

6.22 Compliance with Securities Laws. Parent shall ensure that the Proxy Statement and all amendments or supplements thereto (A) will comply in all material respects with the provisions of the Exchange Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall Parent be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Statement made in reliance upon, and in conformity with, written information concerning Buyer specifically for use in the Proxy Statement.

6.23 Transition Meeting. Buyer will host a meeting (the "Transition Meeting") with certain influential anticipated Closing Date Representatives whereby Buyer and Seller will cooperatively showcase the products and services which will become available to the Closing Date Representatives upon the Closing, or that may otherwise be available to the Closing Date Representatives at an earlier date. Buyer shall bear the cost of such a meeting, not to exceed One Hundred Thousand Dollars ($100,000).

6.24 Convertible Note. The parties agree that any interest on the Convertible Note shall continue to accrue but not be payable thereunder until the earlier of the Closing or termination of this Agreement. In the event the Closing occurs, all accrued and unpaid interest thereon from the date of execution of this Agreement through the Closing Date shall be due and payable and credited in accordance with the provisions of Section 2.5(b) of this Agreement.

                                  ARTICLE VII
                        CONDITIONS TO BUYER'S OBLIGATIONS

         The obligations of Buyer under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by Buyer in writing, except as otherwise provided by law:

7.1      Representations and Warranties True; Performance; Certificate.

(a) The representations and warranties of Seller and Parent contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;

(b) Seller and Parent shall have performed and complied with all of their respective agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date; and

(c) Buyer shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Seller and Parent certifying to the matters set forth in Sections 7.1(a) and 7.1(b) above.

7.2 Consents. All Governmental Authorizations and Required Consents shall have been obtained. Prior to the Closing, FINRA shall have been notified of the Transfer and FINRA shall have raised no objection to such Transfer.

7.3      No Proceedings or Litigation.

(a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity or regulated or self-regulated body, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity, regulatory or self-regulatory body which prevents the consummation of the transactions contemplated by this Agreement.

(b) No suit, action, claim, proceeding or investigation before any Governmental Entity, regulatory or self-regulatory body shall have been threatened or commenced against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the transactions contemplated by this Agreement, including, without limitation, the sale of the right to service the Accounts or asserting that the sale of right to service the Accounts or the Seller's rights under the Independent Contractor Representative Agreements would be illegal or create liability for damages or which may have a Material Adverse Effect on the Buyer or right under this Agreement.

7.4 Documents. This Agreement, the exhibits and schedules attached hereto, and any other instruments of conveyance and transfer and all other documents to be delivered by Seller or Parent at the Closing, including without limitation the non-solicitation agreements referred to in Section 6.15(a) above, and all actions of Seller and Parent required by this Agreement and the exhibit agreements, or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Buyer and Buyer's counsel.

7.5 Governmental Filings. The parties shall have made any required filing with Governmental Entities in connection with this Agreement and the exhibit agreements, and any approvals related thereto shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Buyer shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Buyer's legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

7.6 No Material Adverse Change. There shall have been no change relating in any way to the Accepted Accounts or the Closing Date Representative Agreements whether individually or in the aggregate that might have a Material Adverse Effect on the Buyer as of the Closing Date as compared with the date of this Agreement, or its rights under this Agreement.

7.7 Transfer of Accepted Accounts to Buyer's Clearing Firm. All of the requisite approvals and arrangements necessary to transfer the servicing of the Accepted Accounts from National Financial Services, LLC to Pershing LLC shall have been obtained and arranged by and among Buyer, Seller, National Financial Services, LLC to Pershing LLC, and the Closing shall occur on the first business day after the weekend that National Financial Services initiates the transfer of the Acceptable Accounts to Pershing LLC.

7.8 Shareholder Approval. This Agreement and the transactions it contemplates shall have been approved and adopted by such vote of the stockholders of Parent entitled to vote thereon as is required to approve such transactions, and shall have otherwise been approved as required by law and the charter documents of Parent and Seller.

7.9 Requests for Account Transfer. Other than in the normal course of business, the Seller shall not have received, nor have been made aware of, any request by a customer to have his, her or its Account serviced by an entity other than the Buyer, whether pursuant to the Transfer Notice or otherwise.

7.10 Closing Date Representatives' Production. The estimated aggregate Production of the Closing Date Representatives shall be greater than Twelve Million Two Hundred and Fifty Thousand Dollars ($12,250,000).

                                  ARTICLE VIII
                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligations of Parent and Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in writing by Seller, except as otherwise provided by law:

8.1      Representations and Warranties True; Performance; Certificate.

(a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;

(b) Buyer shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(c) Seller shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Buyer on behalf of Buyer certifying to the matters set forth in Sections 8.1(a) and 8.1(b) above.

8.2      No Proceeding or Litigation.

(a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

(b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the sale of the right to service the Accounts or asserting that the sale of the right to service the Accounts or Seller's rights under the Independent Contractor Representative Agreements would be illegal or create liability for damages.

8.3 Documents. This Agreement, any other instruments of conveyance and transfer and all other documents to be delivered by Buyer to Seller at the Closing and all actions of Buyer required by this Agreement or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.

8.4 Governmental Filings. The parties shall have made any filing required with Governmental Entities, and any approvals shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Seller shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Seller's legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

                                   ARTICLE IX
                          INDEMNIFICATION AND EXPENSES

9.1 Indemnification by Parent and Seller. Parent and Seller agree to indemnify and hold harmless the Buyer, its parent, subsidiaries, other Affiliates, directors, officers, employees and agents (the "Buyer Indemnitees") from and against any and all Losses incurred by such Buyer Indemnitees in connection with or arising from:

(a) Any breach by Seller or Parent of any of their covenants in this Agreement or in any agreement ancillary hereto, or any failure of Seller or Parent to perform any of its obligations in this Agreement or in any ancillary agreement hereto;

(b) Any breach of any warranty or the inaccuracy of any representation of Seller or Parent contained or referred to in this Agreement or any certificate delivered by or on behalf of Parent or Seller pursuant hereto (disregarding for purposes of this Section 9.1(b) any "material," "in all material respects," or similar qualification contained in any such representation or warranty or with respect thereto for purposes of calculating the amount of Losses);

(c) The failure to comply (either by Seller or Buyer) with any applicable bulk sales law;

(d) The failure of a Seller to perform, satisfy or pay any Excluded Liability;
  and

(e) Defending any Third Party Claim alleging the occurrence of facts or circumstances or raising claims that, if assumed to be true, would entitle a Buyer Indemnitee to indemnification hereunder.

         The indemnification provided for in this Section 9.1 shall terminate thirty-six (36) months after the Closing Date (and no claims shall be made by the Buyer Indemnitees under this Section 9.1 thereafter), except that the indemnification by Seller and Parent shall continue as to:

(f) the representations, warranties and covenants relating to title and the failure of Seller to perform, satisfy or pay any Excluded Liabilities, as to all of which no time limitation shall apply; and relating to Taxes as to which the applicable statute of limitations shall apply; and

(g) any Loss of which any Buyer Indemnitee has notified Parent in accordance with the requirements of Section 9.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.1, as to which the obligation of Parent and Seller shall continue until the liability of Parent and Seller shall have been determined pursuant to this
  Article IX, and Parent and Seller shall have reimbursed all Buyer Indemnitees for the full amount of such Loss in accordance with this Article IX.

9.2 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless each of Parent, Seller, and their respective Affiliates, and their directors, officers, employees and agents (the "Seller Indemnitees") from and against any and all Losses incurred by such Seller Indemnitee in connection with or arising from:

(a) Any material breach by Buyer of any of its covenants or agreements in this Agreement or any failure by Buyer to perform any of its obligations in this Agreement;

(b) Any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto (disregarding for purposes of this Section 9.2(b) any "material," "in all material respects," or similar qualification contained in any such representation or warranty or with respect thereto for purposes of calculating Losses);

(c) The failure of Buyer to perform, satisfy or pay any Assumed Liability under the Purchased Contracts; and

(d) Defending any Third Party Claim alleging the occurrence of facts or circumstances or raising claims that, if assumed to be true, would entitle a Buyer Indemnitee to indemnification hereunder.

         The indemnification provided for in this Section 9.2 shall terminate thirty-six (36) months after the Closing Date (and no claims shall be made by Seller Indemnitees under this Section 9.2 thereafter), except that the indemnification by Buyer shall continue as to:

(a) The failure of Buyer to perform, satisfy or pay any Assumed Liability under the Purchased Contracts, as to all of which no time limitation shall apply; and

(b) Any Loss of which a Seller Indemnitee has notified Buyer in accordance with the requirements of Section 9.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article IX, and Buyer shall have reimbursed all Seller Indemnitees for the full amount of such Loss in accordance with this
Article IX.

9.3      Notice of Claims.

(a) Any Buyer Indemnitee or Seller Indemnitee (the "Indemnified Party") seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, document or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided, further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this
  Article IX shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by an arbitration award entered pursuant to Section 9.5. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss suffered by it.

(c) If an Indemnified Party is entitled to indemnification hereunder, the Indemnitor shall pay to the Indemnified Party the amount to which the Indemnified Party is entitled promptly after the amount has been determined. Buyer shall have the right to offset any such amount against any portion of the Purchase Price not yet paid as of such date.

9.4      Third Person Claims.

(a) Promptly after the assertion by any third party of any claim against any Indemnified Party (a "Third Party Claim") that, in the judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnitor a Claim Notice; provided, that no delay on the part of the Indemnified Party in notifying the Indemnitor shall relieve the Indemnitor of any liability or obligations hereunder, except to the extent that the Indemnitor has been materially prejudiced thereby, and then only to such extent. The Indemnified Party shall have the right in its sole discretion to conduct the defense of any such Third Party Claim; provided, that the Indemnitor shall not be liable to indemnify any Indemnified Party for any settlement of any such Third Party Claim effected without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed. If any such action or claim is settled with the prior written consent of the Indemnitor, or if there be a final judgment for the plaintiff in any such action, the Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto. The Indemnified Party shall consult with the Indemnifying Party in a reasonable manner at reasonable times regarding the status of any Third Party Claim, including regarding strategy, bona fide settlement offers or mediations and material results of discovery and investigation.

9.5      Resolution of Disputes; Remedies.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration conducted by FINRA, by a panel of three arbitrators, held in Chicago, Illinois, under the rules then in effect of FINRA; provided, however, if the amount in controversy is less than $100,000, the panel shall consist of one arbitrator, and the parties shall request an expedited proceeding.

(b) The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

(c) The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorney's fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

(d) Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personal and subject matter jurisdiction. Seller and Buyer hereby submit to the persona jurisdiction of the Federal and State courts in placeCityChicago, StateIllinois, for the purpose of confirming any such award and entering judgment thereon.

(e) All proceedings under this Section, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

(f) The fact that the dispute resolution procedures specified in this Section shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of setoff, which any party may exercise pending resolution of any dispute, controversy or claim.

(g) The arbitration procedure in this Section 9.5 shall be the exclusive remedy available to Buyer, Parent and Seller hereunder to resolve any claim, controversy or dispute arising hereunder.

                                   ARTICLE X
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby and continue for such time as the indemnity for the breach thereof shall survive as set forth in Article IX. All covenants and obligations contained in this Agreement to be fully performed or complied with at or prior to Closing shall not survive Closing. All covenants and obligations contained in this Agreement to be performed or complied with after Closing (and any right to indemnification for breach thereof) shall survive for the periods specified therein, or if no such period is specified, indefinitely.

                                   ARTICLE XI
                                  MISCELLANEOUS

11.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of the parties hereto;

(b) by either of the parties hereto upon written notice to the other party if the Closing Date shall not occur by December 31, 2008, unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

(c) by either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement such that the conditions to the Closing of the transactions contemplated hereby set forth in Article VII or VIII as applicable, would not be satisfied as of the time of such breach) in the event of a material breach by the other party of any representation, warranty or covenant contained in this Agreement which cannot be or has not been cured within twenty (20) days after the giving of written notice to the breaching party of such breach and which breach would permit the terminating party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Article VII or VIII, as applicable.

(d) by either of the parties hereto in the event that any stockholder approval contemplated by Section 6.21 is not obtained at the Meeting, including any adjournment or adjournments thereof;

(e) by the Buyer, if at any time prior to the stockholder approval contemplated by Section 6.21, Seller's Board shall have (i) failed to make its recommendation referred to in Section 6.21, (ii) withdrawn such recommendation, (iii) modified or changed such recommendation in a manner materially adverse to the interests of Buyer, or (iv) failed to reconfirm such recommendation following the receipt of an inquiry or proposal of a type referred to in Section 6.19 within five business days after a written request by Buyer to do so;

(f) by Seller or Buyer upon written notice to the other party if any Governmental Entity shall have issued a final decision or order denying, rejecting, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

(g) by Seller, if the Board of Directors of Parent (after consultation with its outside legal advisors and investment bankers) concludes that an unsolicited proposal properly received and considered as contemplated by Section 6.19 is a superior offer to the price terms set forth herein.

Termination of this Agreement under this Section 11.1 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under Sections 6.10, 6.19,
11.2 and 12.4 shall survive such termination.

11.2     Termination Fees.

(a) In the event (i) Seller is not in breach of any representation or warranty and has performed or observed in all material respects the covenants and agreements hereof to be performed or observed by it and (ii) Seller terminates this Agreement pursuant to Section 11.1(c), then (x) $500,000 of the principal amount of the Convertible Note and any interest thereon shall be forgiven in full and (y) the maturity date of the Convertible Note with respect to the remaining outstanding principal amount of the Convertible Note shall be extended from December 31, 2008 to December 31, 2009.

(b) In the event (i) Buyer is not in breach of any representation or warranty and has performed or observed in all material respects the covenants and agreements hereof to be performed or observed by it and (ii) either Buyer terminates this Agreement pursuant to Section 11.1(c), Section 11.1(e), or Seller terminates this Agreement pursuant to Section 11.1(g), then Seller shall pay to Buyer an amount equal to the Seller Termination Fee.

(c) As used herein, the Seller Termination Fee shall equal the amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000), plus the amount of the expense incurred by Buyer's Affiliate of hosting the Transition Meeting. The Seller Termination Fee being the parties fair estimation of the damages to be suffered by Buyer in such event, and not a penalty,

(d) In the event of any termination of this Agreement by either party other than by Seller pursuant to Section 11.1(c) or by either party pursuant to Section 11.1(d) and (f), the Parent agrees that the Convertible Note shall become due and payable on the later of thirty (30) days thereafter or December 31, 2008. In the event of any termination of this Agreement by either party other than by Seller pursuant to Section 11.1(c) Seller and/or Parent shall refund to Buyer the Prepayment Amount as provided in Section 2.5(b)(1).

                                  ARTICLE XII
                      MISCELLANEOUS AND GENERAL PROVISIONS

12.1 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 12.1 shall be binding upon the parties and their respective successors and assigns.

12.2 Successors and Assigns; No Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

12.3 No Successor in Interest. Nothing in this Agreement shall be construed to imply that the Buyer is or will be a successor in interest to the Seller.


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

12.4 Governing Law; Jurisdiction. THIS AGREEMENT AND ALL ACTS AND TRANSACTIONS PURSUANT HERETO AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES TO THIS AGREEMENT CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS OF THE STATE AND FEDERAL COURTS OF placeCityCOOK COUNTY, StateILLINOIS.

12.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

12.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight
(48) hours after being deposited in the regular mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice:

                   (a) if to Buyer:

                  First Allied Securities, Inc.
                  655 W. Broadway, 12th Floor
                  San Diego, CA 92101
                  Attn.: Rob Moses, General Counsel

              with a copy to

                  Advanced Equities Financial Corp.
                  199 St. Nicholas Circle
                  Atlanta, GA 30327
                  Attn: Joel E. Marks

              and a copy to
                  Advanced Equities Financial Corp.
                  311 South Wacker Drive, Suite 6150
                  Chicago, IL 60606
                  Attn.: Erhard R. Chorle

              and a copy to

                  Shefsky & Froelich Ltd.
                  111 E. Wacker Drive, Suite 2800
                  Chicago, Illinois 60601
                  Attn: James R. Asmussen, Esq.

                   (b) if to Parent or Seller:

                  First Montauk Financial Corp.
                  First Montauk Securities, Inc.
                  Parkway 109 Office Center
                  328 Newman Springs Road
                  Red Bank, NJ 07701
                  Attn.: Victor K. Kurylak, President & CEO

              with a copy to:

                  Becker & Poliakoff, LLP
                  45 Broadway, 11th Floor
                  New York, New York 10006
                  Attn: Victor J. DiGioia, Esq.


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

12.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the intended effect of such provision and the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) the unenforceable portion of such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

12.9 Entire Agreement. This Agreement and the documents referred to herein are the mutual product of the parties hereto, and constitute the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions.

12.10 Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

12.11 Preparation of Schedules. The Seller and Buyer acknowledge that, (i) anything to the contrary contained herein notwithstanding, no Schedules are attached to this Agreement as of the date hereof and any reference to "the date hereof" or "the date of this Agreement" shall mean the date on which the Schedules are so mutually agreed. The Seller hereby agrees to deliver all Schedules to this Agreement within ten (10) days after the date of this Agreement, and Buyer agrees to respond with any suggested changes to the Schedules within ten (10) days after the later of: (i) delivery of all the Schedules, or (ii) delivery of all documents referenced in the Schedules; provided, that, Buyer shall notify the Seller of any documents it would like to review within five (5) days after delivery of the completed Schedules. The Seller and Buyer shall use commercially reasonable efforts to agree upon and attach to this Agreement final Schedules within five (5) days after Buyer has suggested any changes pursuant to this Section 12.11. If the parties cannot agree on the final form of the Disclosure Schedules within the ten-day period described above, either party may terminate this Agreement.


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

12.12 Expenses. Each party will bear their own respective costs and expenses in connection with the transactions contemplated by this Agreement, including attorneys' fees, accounting fees and other fees incurred in connection with the consummation of the transactions contemplated herein, except that Buyer shall pay all expenses related to the transfer of the Transferred Records. Each party will bear their own respective costs and expenses if this Agreement is terminated under Section 11.1.

12.13    Waivers related to the Note Purchase Agreement and the Convertible
Note.

(a) Convertible Note. Seller agrees to waive any rights it has under Sections 1 and 2 of the Convertible Note to draw down the balance of the $2,000,000 principal amount available under such Note.

(b) Note Purchase Agreement. Buyer agrees to waive any rights it has to require Seller to issue the Contingent Warrant thereunder.

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


         This Agreement has been duly executed and delivered by the duly authorized officers of Parent, Seller and Buyer as of the date first above written.



                              FIRST ALLIED SECURITIES, INC.

                              By:
                                          /s/ Gregg S. Glaser
                                          -------------------------------------
                              Name:       Gregg S. Glaser
                              Title:      Vice President


                              FIRST MONTAUK SECURITIES CORP.

                              By:
                                          /s/ Victor K. Kurylak
                                          -------------------------------------
                              Name:       Victor K. Kurylak
                              Title:      President and Chief Executive Officer


                              FIRST MONTAUK FINANCIAL CORP.

                              By:         /s/ Victor K. Kurylak
                                          -------------------------------------
                              Name:       Victor K. Kurylak
                              Title:      President and Chief Executive Officer















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